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UNIVERSAL COMPRESSION AND WEATHERFORD GLOBAL COMPRESSION SIGNED DEFINITIVE
MERGER AGREEMENT

HOUSTON, TX - October 24, 2000 -- Universal Compression Holdings, Inc. (NYSE:UCO) today announced that it has signed a definitive agreement to acquire Weatherford Global Compression Services (WGC), the gas compression business of Weatherford International, Inc. (NYSE:WFT). Under terms of the agreement, a subsidiary of Weatherford will merge with Universal Compression, Inc., the operating subsidiary of Universal Compression Holdings. The consolidated entity will have a total of 1.8 million horsepower and will be the second largest natural gas compression services provider. The transaction combines Universal's operating efficiency, experience and reputation for high quality and customer service with WGC's quality equipment and operations as well as its higher profile international operations.

Domestically, WGC will add approximately 754,000 horsepower to Universal's 814,000. Internationally, WGC's 180,000 horsepower and Universal's 60,000 horsepower will give the combined company a stronger presence in key international markets.

Under the terms of the agreement, Universal will issue 13.75 million shares of restricted common stock, which will represent approximately 48% of the outstanding shares of the combined company, to Weatherford International and assume WGC's current debt and operating leases which are currently approximately $300 million. In addition, WGC's net working capital, estimated at $90 million, will be transferred to Universal. Universal will add three board seats to be filled by Weatherford representatives. As part of the transaction, Weatherford will limit its voting rights to 33 1/3% of the voting power of the combined company for up to two years.

The transaction is contingent on the refinancing of certain existing WGC and Universal outstanding obligations, approval of Universal's shareholders and applicable regulatory approvals. Shareholders of Universal representing approximately 38% of currently outstanding shares have agreed to support the transaction. A $25 average floor price of Universal common stock in the trading period prior to closing has been established as a termination right for either party.

Weatherford will retain approximately $40 million of WGC assets including its recently acquired Singapore-based operations. Prior to the closing of the transaction, Weatherford will acquire the interest of its minority partner in WGC.

Universal's President and CEO Stephen Snider will continue in that role for the combined company, which will retain the Universal Compression name.

Mr. Snider noted, "We expect to achieve annual operational savings and other synergies of $20 million within nine months of completion of the merger. Potential service and facility redundancies, especially in the domestic operations, and corporate cost synergies will be the drivers of the expected savings."



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The transaction will be accounted for using the purchase accounting method and will be immediately accretive to earnings. Including the expected cost savings, the merger will also be accretive to cash flow. Management expects to complete the transaction during the first quarter of 2001 following satisfaction of closing conditions.

"This merger will enhance Universal's already solid domestic market position and give us substantial size in several high-growth, international markets," added Snider. "We are particularly pleased to be gaining a foothold in the Canadian market where WGC is a significant player. WGC's fabrication facility and customer base will facilitate expansion in a large market where Universal previously had little presence."

"WGC has earned a fine reputation within the gas compression industry. With the two companies coming together and having the sole focus on gas compression, we should be able to generate additional opportunities for the new organization," added Snider. "Both companies have experienced management that will help us to develop and realize these opportunities."

At the end of September, horsepower utilization rate for Universal was approximately 87%, while WGC was at 80%.

Universal will hold a conference call Thursday at 10:00 am EDT/ 7:00 a.m. PDT to discuss the merger. Individuals can listen to the call live via Vcall at http://www.vcall.com on the Web. Following the call, an archive of the briefing will be available at the same Web address until November 2.

Universal expects to release second quarter results on November 7 prior to the opening of the financial markets, followed later in the morning with a conference call to discuss such release.

About Universal Compression

Universal ( www.universalcompression.com ) is headquartered in Houston, Texas and is a leading natural gas compression service company providing a full range of rental, sales, operations, maintenance and fabrication services and products to the domestic and international natural gas industry.

About Weatherford

Houston-based Weatherford International, Inc. is one of the largest global providers of innovative mechanical solutions, technology and services for the drilling and production sectors of the oil and gas industry. Weatherford operates in over 50 countries and employs approximately 10,000 people worldwide.

Forward Looking Statement and Investor Notice

This press release may contain forward-looking information (statements that are not historical facts and that relate to future performance) that involves risks and uncertainties. The forward-looking statements are made pursuant to the Safe Harbor provisions of the Private Securities


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Litigation Reform Act of 1995. The statements in this press release regarding the expected date of closing of the merger, future financial and operating results, target growth rates, expected benefits and synergies of the merger, tax and accounting treatment of the merger, future opportunities and any other effect, result or aspect of the proposed transaction and any other future statements, are forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, costs and difficulties related to the integration of acquired businesses, costs, delays, and any other difficulties related to the merger, failure of the parties to satisfy closing conditions, risks and effects of legal and administrative proceedings and governmental regulations, future financial and operational results, competition, general economic conditions, ability to manage and continue growth, risks of international operations and other factors detailed in Universal Compression Holdings' and Weatherford's Forms 10-K and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

Universal plans to file with the SEC a proxy statement for shareholders of Universal containing information about the merger. Shareholders of Universal are urged to read the proxy statement when it becomes available, because it will contain important information. In addition, investors should read the proxy statement carefully before making any voting or investment decisions. Nothing herein shall constitute an offer for sale of any securities.